Exhibit 99.1

STARTEK Reports Fourth Quarter and Full Year 2016 Results

2016 Gross Profit up 50% on 9% Revenue Growth

GREENWOOD VILLAGE, CO - February 21, 2017 - StarTek, Inc. ("STARTEK") (NYSE:SRT), a provider of business process outsourcing services, has reported its fourth quarter and full year 2016 financial results.

2016 Summary

•	Annual revenue up 9% to $307.2 million

•	Annual gross profit increased 50% to $36.4 million

•	Annual gross margin increased 330 basis points to 11.9%

•	Selling, general and administrative (“SG&A”) expenses were down $1.1 million to $33.2 million

•	Net income increased to $0.4 million or $0.02 per share, up from a loss of $15.6 million or $(1.01) per share in 2015

•	Won $54 million of new business (annual contract value) including 11 new clients and several expanded client engagements

Management Commentary
“In 2016, we increased gross profit by 50% on 9% revenue growth by high-grading contracted revenue, which means we removed or improved less than acceptable margin business, and improving operating efficiency,” said Chad Carlson, CEO of STARTEK. “We also reduced overhead by $1.2 million, which ended the year at 10.8% of revenue. In the fourth quarter alone, we were more profitable on even less revenue for the same reasons. Our objective for 2016 was to grow our business and create a positive bottom line, and our persistent focus on winning new business, improving capacity utilization, tight cost management and upgrading existing contracts enabled us to reach this goal for the first time since 2009, while also generating more than $7 million of free cash flow (a non-GAAP measure defined below).

“For the first time in 5 years, we believe we have all of the pieces in place. The pipeline is stronger than at any time in the last 7 years. We believe the core existing client base is solid and margins are improving. We have added to the sales team and are intensifying the focus to grow healthcare revenues and online retail revenues, in addition to our existing vertical markets.

“During the fourth quarter, we won $11.1 million of annual contract value from a growing sales pipeline to reach a total of $54 million in new contracts for the full year 2016, with $43 million of that coming in the second half of the year. We anticipate the recently reported new client wins will be more apparent in the second quarter of 2017 and continue through the rest of the year. This was accomplished with a stronger sales team delivering a better message to the market with regard to the STARTEK Advantage System.

“In 2017, we will continue to focus on growing revenue and upgrading client contracts to deliver another year of top and bottom-line growth, while also continuing to provide value for all of our clients.”

Full Year 2016 Financial Results

Total revenue in 2016 increased 9% to $307.2 million compared to $282.1 million in 2015. This includes ACCENT revenue of $28.0 million and $20.8 million of new business and growth from existing clients, partially offset by $23.7 million of lost programs.

Gross profit increased 50% to $36.4 million from $24.3 million in 2015, primarily due to the benefit of ongoing contract optimization efforts and increased capacity utilization.

Gross margin increased 330 basis points to 11.9% in 2016 compared to 8.6% in 2015.

SG&A expenses in 2016 decreased to $33.2 million compared to $34.4 million in 2015. As a percentage of revenue, SG&A decreased 140 basis points to 10.8% compared to 12.2% in 2015. The decrease was primarily due to the full year impact of synergies realized from recent acquisitions and continued expense management efforts.

Adjusted EBITDA (a non-GAAP measure defined below) in 2016 increased 267% to $17.0 million compared to $4.6 million in 2015. The increase was primarily due to the aforementioned new client wins, upgrading contract initiatives and improved operating efficiencies along with improved capacity utilization.

Net income increased significantly to $0.4 million or $0.02 per diluted share in 2016, compared to a net loss of $15.6 million or $(1.01) per share in 2015.

Free cash flow in 2016 was $7.1 million compared to $(12.4) million in 2015.

Fourth Quarter 2016 Financial Results
Fourth quarter revenue was $77 million, approximately $5 million lower than prior year due largely to lower volume caused by upgrading contracted revenue of a few client programs, a bulge in 2015 demand from a financial services client that did not reoccur and softer than expected seasonal volumes coming from the retail and wireless sectors. The decrease in revenue was partially offset by several new and expanded client engagements.

Gross profit in the fourth quarter of 2016 increased 10% to $10.7 million compared to $9.7 million in the same period of 2015.

Gross margin in the fourth quarter of 2016 increased 200 basis points to 13.8% compared to 11.8% in the year-ago quarter, with the increase attributable to upgrading client contracts, improved operating efficiencies and enhanced capacity utilization.

SG&A expenses were $8.5 million in the fourth quarter of 2016 compared to $8.4 million in the year-ago quarter.

Adjusted EBITDA in the fourth quarter increased 13% to $5.4 million compared to $4.8 million in the year-ago quarter. The increase was due to the aforementioned new client wins, upgrading contract initiatives and improved operating efficiencies.

Net income increased 258% to $1.2 million or $0.07 per diluted share, compared to $0.3 million or $0.02 per diluted share in the year-ago quarter.

Free cash flow in the fourth quarter was $(3.4) million compared to $(2.5) million in the year-ago period.

At December 31, 2016, the company’s cash position was $1.0 million compared to $2.6 million at December 31, 2015, with the reduction due to the repayment of debt over the course of the year. STARTEK closed the quarter with a $26.0 million balance on its $50 million credit facility compared to $32.2 million outstanding at December 31, 2015.

Conference Call and Webcast Details
STARTEK will hold a conference call today at 4:30 p.m. Eastern time to discuss its fourth quarter and full year 2016 results. Management will host the conference call, followed by a question and answer period.

Date: Tuesday, February 21, 2017
Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)
Toll-free dial-in number: 1-844-239-5283
International dial-in number: 1-574-990-1022
Conference ID: 64323999

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://edge.media-server.com/m/p/y6cw5uqc/lan/en and via the investor relations section of the STARTEK website.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through 7:30 p.m. on February 28, 2017.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406
Replay ID: 64323999

About STARTEK
STARTEK strives to be the most trusted BPO service provider delivering comprehensive contact center and customer engagement solutions. Our employees, whom we call Brand Warriors, are enabled and empowered to promote and protect our clients’ brands. For over 25 years, these Brand Warriors have been committed to making a positive impact for our clients’ business results, enhancing the customer experience while reducing costs for our clients. With the latest technology in the BPO industry and our STARTEK Advantage System, our Brand Warriors instill customer loyalty through a variety of multi-channel customer interactions, including voice, chat, email and IVR. Our service offerings include sales support, order processing, customer care and receivables management and customer analytics. For more information, please visit www.STARTEK.com.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. As described below, such statements are subject to a number of risks and uncertainties that could cause STARTEK's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on a limited number of significant customers, lack of minimum purchase requirements in our contracts, the concentration of our business in the communications industry, lack of wide geographic diversity, maximization of capacity utilization, foreign currency exchange risk, risks inherent in the operation of business outside of the United States, ability to hire and retain qualified employees, increases in labor costs, management turnover and retention of key personnel, trends affecting companies’ decisions to outsource non-core services, reliance on technology and computer systems, including investment in and development of new and enhanced technology, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information or personally identifiable information, compliance with regulations governing protected health information, our ability to acquire and integrate complementary businesses, compliance with our debt covenants, ability of our largest stockholder to affect decisions and stock price volatility. In addition, factors related to our acquisition of ACCENT that may cause actual results to differ include our ability to integrate the organizations to recognize expected financial benefits and synergies and our ability to retain employees and customers of the acquired business. Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect STARTEK's business, financial condition and results of operation.

Investor Relations
Liolios
Cody Slach or Sean Mansouri
949-574-3860
investor@startek.com

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenue	$77,127	$82,260	$307,200	$282,134
Cost of services	66,452	72,546	270,779	257,830
Gross profit	10,675	9,714	36,421	24,304
Selling, general and administrative expenses	8,528	8,446	33,196	34,427
Impairment losses and restructuring charges, net	8	659	364	3,890
Operating income (loss)	2,139	609	2,861	(14,013)
Interest and other income (expense), net	(563)	(381)	(1,748)	(1,139)
Income (loss) before income taxes	1,576	228	1,113	(15,152)
Income tax expense	384	(105)	718	464
Net income (loss)	$1,192	$333	$395	$(15,616)

Net income (loss) per common share - basic	0.08	0.02	0.03	(1.01)
Net income (loss) per common share - diluted	0.07	0.02	0.02	(1.01)

Weighted average shares outstanding - basic	15,769	15,605	15,731	15,529
Weighted average shares outstanding - diluted	16,835	15,835	16,258	15,529

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of
	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,039	$2,626
Trade accounts receivable, net	60,179	57,940
Other current assets	3,810	3,452
Total current assets	65,028	64,018
Property, plant and equipment, net	23,276	30,364
Other assets	18,504	20,422
Total assets	$106,808	$114,804
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	54,364	62,434
Other liabilities	7,700	10,445
Total liabilities	62,064	72,879
Total stockholders’ equity	44,744	41,925
Total liabilities and stockholders’ equity	$106,808	$114,804

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Operating Activities
Net loss	$1,192	$333	$395	$(15,616)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,868	3,458	12,250	13,261
Share-based compensation expense	443	93	1,722	1,469
Amortization of deferred gain on sale leaseback transaction	—	—	—	(168)
Changes in operating assets and liabilities and other, net	(5,062)	(5,150)	(3,430)	(3,582)
Net cash (used in) provided by operating activities	(559)	(1,266)	10,937	(4,636)
Investing Activities
Purchases of property, plant and equipment	(2,859)	(1,222)	(3,797)	(7,722)
Proceeds from sale of assets	16	—	40	982
Cash paid for acquisitions of businesses	(208)	651	(825)	(18,258)
Net cash used in investing activities	(3,051)	(571)	(4,582)	(24,998)
Financing Activities
Other financing, net	3,177	3,556	(8,844)	26,519
Net cash provided by financing activities	3,177	3,556	(8,844)	26,519
Effect of exchange rate changes on cash	681	93	902	435
Net (decrease) increase in cash and cash equivalents	248	1,812	(1,587)	(2,680)
Cash and cash equivalents at beginning of period	$791	$814	$2,626	$5,306
Cash and cash equivalents at end of period	$1,039	$2,626	$1,039	$2,626

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

This press release contains references to the non-GAAP financial measures of Adjusted EBITDA and Free cash flow. Reconciliation of these non-GAAP measures to their comparable GAAP measures are included below. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.

The Company defines non-GAAP Adjusted EBITDA as net income (loss) plus income tax expense (benefit), interest expense (income), impairment losses and restructuring charges, depreciation and amortization expense, (gains) losses on disposal of assets and share-based compensation expense. Management uses Adjusted EBITDA as a performance measure to analyze the performance of our business. Management believes that excluding these non-cash and other non-recurring items helps investors and analysts assess the strength and performance of our ongoing operations.

Management believes that measures that exclude impairment losses and restructuring charges or other non-recurring items permit a more meaningful comparison and understanding of our operating performance for the periods presented.

Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income (loss)	$1,192	$333	$395	$(15,616)
Income tax (benefit) expense	384	(105)	718	464
Interest expense, net	530	381	1,574	1,683
Impairment losses and restructuring charges, net	8	658	364	3,890
Depreciation and amortization expense	2,868	3,458	12,250	13,261
(Gains) losses on disposal of assets	16	—	(3)	(509)
Share-based compensation expense	443	93	1,722	1,469
Adjusted EBITDA	$5,441	$4,818	$17,020	$4,642

The Company defines non-GAAP free cash flow as Net cash provided by (used in) operating activities reduced by capital expenditures. We use free cash flow, and ratios based on it, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flows since capital expenditures are a necessary component of ongoing operations. Free cash flow is used in addition to and in conjunction with results presented in accordance with GAAP and it should not be relied upon to the exclusion of GAAP financial measures. Free cash flow reflects an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. Management strongly encourages shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Free cash flow:

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net cash (used in) provided by operating activities	(559)	(1,266)	10,937	(4,636)
Purchases of property, plant and equipment	(2,859)	(1,222)	(3,797)	(7,722)
Free cash flow	$(3,418)	$(2,488)	$7,140	$(12,358)